Media Contacts:	Jen Jorgensen
952-346-6367

Tammy Nystuen
Select Comfort
763-551-7496

Select Comfort Announces Plans for New Corporate Headquarters
Opus to Build 160,000 Square Foot Facility for Select Comfort in Plymouth

MINNEAPOLIS (July 27, 2006) - Opus Northwest, L.L.C. and Select Comfort today announced that Select Comfort will move its corporate headquarters to a new site within the Bass Creek Business Park, a development located in Plymouth, Minn.

The new facility will be located at Highway 169 and Bass Lake Road, less than a mile from the company’s current location.

“We’re thrilled to be working with Select Comfort to give them a facility that will allow them the space and amenities they need as their company grows,” said Tom Shaver, vice president of real estate development for Opus Northwest.“The site has a prime location and will be a great new development that will offer added conveniences to Select Comfort employees.”

The build-to-suit, four-story building overlooking a major wetlands area will include a single story parking deck. Amenities for this building, designed specifically to facilitate the Select Comfort culture, include a cafeteria, large multi-use forum, and comfortable meeting spaces.

“We’re confident that this new complex will not only help us meet the aggressive growth goals we’re projecting over the next 10 years, but also will create a dynamic work environment that fosters the creativity, collaboration and innovation that will continue to make Select Comfort a great place to work for great people,” said Bill McLaughlin, chairman and CEO, Select Comfort.

The Select Comfort building is the final phase of the Bass Creek Business Park. Neighbors in the business park include Boston Scientific, Twin City Fan, Acrylic Design, United Healthcare, Borealis Warehouse, Bass Creek Business Center, Trenton Commerce Center - Hutchinson Technology, McData Corporation and the Bass Creek Corporate center - Fortis Health.

Opus and Select Comfort are grateful for the team effort of Kurt Knoff and John Ferlita at CB Richard Ellis who facilitated this agreement.

About Opus
Opus Northwest, L.L.C. is headquartered in Minneapolis and is one of five regional companies within The Opus Group. Based in Minneapolis, The Opus Group is a $1.4 billion premier, full-service real estate development company with more than 50 years experience. Specializing in office, industrial, institutional, retail, multifamily and government construction, The Opus Group has completed more than 2,200 projects and currently has 24 million square feet in planning or development. Opus employs 1,400 people in 28 offices in the United States and Canada. A community steward since its inception, The Opus Group contributes 10 percent of its pre-tax profits to community organizations. For more information, visit www.opuscorp.com.

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 30 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. Select Comfort's products are sold through more than 400 company-owned retail stores located nationwide; through selected furniture retailers and specialty bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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Editors Note: If interested in more information or an artist rendering, please contact Jen Jorgensen at 952-346-6367, jjorgensen@webershandwick.com or Tammy Nystuen at 763-551-7496, tammy.nystuen@selectcomfort.com.